Exhibit 99.1

1347 PROPERTY INSURANCE HOLDINGS, INC. ANNOUNCES 2018 SECOND QUARTER FINANCIAL RESULTS

Second quarter 2018 net income of $0.1 million despite catastrophes aggregating $5.0 million.

Year-to-date 2018 net income of $2.1 million compared to $1.2 million year-to-date 2017.

Tampa, FL – August 14, 2018 – 1347 Property Insurance Holdings, Inc. (NASDAQ: PIH) (the “Company”), a property and casualty insurance holding company offering specialty insurance to customers in Louisiana, Texas and Florida through its wholly-owned subsidiary, Maison Insurance Company (“Maison”), today announced financial results for its second quarter ended June 30, 2018.

Second Quarter 2018 Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year quarter)

●	Gross premiums earned increased 43.0% to $20.1 million from $14.0 million.

●	Net premiums earned increased 61.9% to $13.3 million from $8.2 million.

●	In-force policies increased from March 31, 2018 by 5,200 to nearly 57,100 as of June 30, 2018, an increase of 10.0%.

●	Net combined ratio was 104.7%, which included a 37.5% net loss ratio resulting from a catastrophe weather event; compared to a net combined ratio of 88.4% in the prior year quarter with no catastrophe weather events.

●	Net income was approximately $0.1 million, compared to $0.9 million in the prior year quarter.

●	Book value per share of $7.80 at June 30, 2018 versus $7.82 at December 31, 2017.

Management Comments

Doug Raucy, Chief Executive Officer, stated, “During the second quarter 2018, we continued our momentum from the first quarter by increasing our policy counts and improving the long-term margin potential in our business. Our portfolio continues to benefit from increasingly diversified geography, production sources, and products and we were able to produce an operating profit in spite of significant weather activity in the quarter. We are pleased that our continued investment in higher margin specialty products, such as manufactured homes and wind-only, is yielding increased production and margin potential. The market has also been receptive to a number of our initiatives aimed at increasing the margins in our book of business, which we expect to benefit operating results in the next twelve months and beyond. Our net income for the six months ended June 30, 2018 was $2.1 million, up approximately 79% from $1.2 million for the six months ended June 30, 2017, and our book value per share stands at $7.80. As we’ve consistently indicated, we manage our business for long term value creation and it is best measured in that context.”

1347 Property Insurance Holdings, Inc.	Page 2
August 14, 2018

Operating Review	(Unaudited)				(Unaudited)
($ in thousands, except per share data)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2018	2017	Change		2018	2017	Change

Gross premiums written	$27,675	$18,820	47.1%		$44,296	$31,654	39.9%
Ceded premiums written	9,432	4,500	109.6%		15,518	10,375	49.6%
Gross premiums earned	20,087	14,044	43.0%		38,833	27,562	40.9%
Ceded premiums earned	6,762	5,816	16.3%		12,893	11,162	15.5%
Net premiums earned	13,325	8,228	61.9%		25,940	16,400	58.2%

Total revenues	14,283	8,923	60.1%		27,823	17,640	57.7%

Gross losses and loss adjustment expenses	13,346	8,464	57.7%		18,559	14,049	32.1%
Ceded losses and loss adjustment expenses	6,487	6,081	6.7%		7,441	8,035	(7.4)%
Net losses and loss adjustment expenses	6,859	2,383	187.8%		11,118	6,014	84.9%

Amortization of deferred policy acquisition costs	3,617	2,590	39.7%		6,912	5,112	35.2%
General and administrative expenses	3,466	2,299	50.8%		6,487	4,390	47.8%
Total expenses	13,942	7,363	89.4%		25,162	15,699	160.3%

Income before income taxes	341	1,560	(78.1)%		2,661	1,941	37.1%
Net income	$135	$921	(85.3)%		$2,086	$1,167	78.7%

Weighted average diluted shares outstanding	6,115,522	5,956,766	2.7%		6,104,371	5,956,766	2.5%

Ratios to Gross Premiums Earned:(1)
Ceded ratio	1.4%	(1.9)%	3.3	pts	14.0%	11.3%	2.7	pts
Gross loss ratio	66.4%	60.3%	6.1	pts	47.8%	51.0%	(3.2	)pts
DPAC ratio	18.0%	18.4%	(0.4	)pts	17.8%	18.5%	(0.7	)pts
G&A ratio	17.3%	16.4%	0.9	pts	16.7%	15.9%	0.8	pts
Combined gross ratio	103.1%	93.2%	9.9	pts	96.3%	96.7%	(0.4	)pts

Ratios to Net Premiums Earned:(1)
Net loss ratio	51.4%	29.0%	22.4	pts	42.9%	36.7%	6.2	pts
Net expense ratio	53.3%	59.4%	(6.1	)pts	51.8%	57.9%	(6.1	)pts
Net combined ratio	104.7%	88.4%	16.3	pts	94.7%	94.6%	0.1	pts

(1) See “Definitions of Non-U.S. GAAP Financial Measures” Section

Quarterly Financial Review

Premiums

Gross premiums written increased 47.1% to $27.7 million for the quarter ended June 30, 2018 compared with $18.8 million for the quarter ended June 30, 2017. Gross premiums earned increased 43.0% to $20.1 million for the quarter ended June 30, 2018 compared with $14 million for the quarter ended June 30, 2017. The increase for the three-month period was largely due to organic growth in voluntary production from the Company’s independent agents in Texas. As of June 30, 2018, approximately 75% of the Company’s 57,100 policies in force were from voluntary policies obtained from the Company’s independent agent network, with the remainder obtained from take-out policies.

Net premiums earned increased 61.9% to $13.3 million for the quarter ended June 30, 2018, compared with $8.2 million for the quarter ended June 30, 2017, largely due to the increase in gross premiums earned as previously discussed.

1347 Property Insurance Holdings, Inc.	Page 3
August 14, 2018

Losses and Loss Adjustment Expenses

The gross loss ratio for the quarter ended June 30, 2018 was 66.4% compared to 60.3% for the quarter ended June 30, 2017. The net loss ratio for the quarter ended June 30, 2018 was 51.4% compared to 29.0% for the same quarter last year. The increase to our net loss ratio was primarily driven by hail storms that our Texas and Louisiana policyholders experienced throughout the quarter as well as the timing of the events relative to our reinsurance program expiration dates. One hail storm in particular, PCS Event 1830, caused significant damage in the Dallas/Fort Worth metroplex during the first week of June 2018. We anticipate our net incurred losses from this storm to be approximately $5 million. In comparison, we did not experience any Catastrophe loss events which exceeded our internally defined threshold of $2.5 million in gross incurred losses for the quarter ended June 30, 2017.

We have also released reserves from prior accident years for both the quarters ended June 30, 2018 and 2017, resulting in a benefit to our current loss ratio of approximately 9.3% and 10.8%, respectively.

The following table reflects the four major components of our net loss ratio for the three and six months ended June 30, 2018 and 2017 that we use to analyze the Company’s loss experience.

($ amounts in thousands)	Three months ended June 30,
	2018		2017
	Losses ($)	Loss Ratio (%)	Losses ($)	Loss Ratio (%)
Catastrophe losses(1)	$5,000	37.5%	$-	-%
Weather-related non-cat losses	1,360	10.2%	1,424	17.3%
Non-weather related losses	1,732	13.0%	1,852	22.5%
Total current accident year losses	8,092	60.7%	3,276	39.8%
Prior period redundancy(2)	(1,233)	(9.3)%	(893)	(10.8)%
Total net losses and LAE incurred	$6,859	51.4%	$2,383	29.0%

	Six months ended June 30,
	2017		2016
	Losses ($)	Loss Ratio (%)	Losses ($)	Loss Ratio (%)
Catastrophe losses(1)	$5,000	19.3%	$-	-%
Weather-related non-cat losses	3,887	15.0%	3,572	21.8%
Non-weather related losses	4,030	15.5%	3,664	22.4%
Total current accident year losses	12,917	49.8%	7,236	44.2%
Prior period redundancy(2)	(1,799)	(6.9)%	(1,222)	(7.5)%
Total net losses and LAE incurred	$11,118	42.9%	$6,014	36.7%

1)	Property Claims Services (PCS) defines a catastrophic event as an event where the insurance industry is estimated to incur over $25,000 of insured property damage that also impacts a significant number of insureds. For purposes of the above table, we have defined a Catastrophe loss as a PCS event where our estimated gross incurred loss exceeds $2,500. In prior periods, we had defined a Catastrophe loss as an event where our estimated gross incurred loss exceeded $1,500. Due to the general increase in the premiums we write year over year, we have determined $2,500 gross incurred losses to be a better indicator of a catastrophic event with respect to the exposures we currently insure. Prior year loss data has been restated to reflect this new definition.
2)	Prior period redundancy represents the ultimate actual loss settlement value which is less than the estimated and determined reserves recorded for a particular liability or loss.

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred policy acquisition costs for the second quarter of 2018 was $3.6 million, a $1 million increase over $2.6 million in the second quarter of 2017. As a percentage of gross premiums earned, this expense decreased to 18.0% for the second quarter of 2018, compared to 18.4% for the second quarter of 2017. For the six-month periods ended June 30, 2018 and 2017, this ratio was 17.8% and 18.5%, respectively. This decrease was mainly driven by the assumption of premiums from Citizens Property Insurance Corporation of Florida during December 2017, which has no agent commissions associated with this business until it renews onto our policy forms.

1347 Property Insurance Holdings, Inc.	Page 4
August 14, 2018

General and Administrative Expenses

General and administrative expenses for the second quarter of 2018 were $3.5 million, a 50.8% increase from $2.3 million in the second quarter of 2017. General and administrative expenses as a percentage of gross premiums earned increased to 17.3% for the second quarter of 2018 compared to 16.4% for the prior year period. The largest driver in the increase in general and administrative expense were fees associated with preparing surveys and underwriting reports on the properties that we insure or potentially insure. We have also made undergone enhancements to our policy processing and administration systems which we expect to improve operating efficiency in the future.

Net Income

In the second quarter of 2018, the Company reported net income of $135, compared to a net income of $921 in the prior year period. After deducting the effect of dividends paid on its Series A Preferred Shares, the Company reported loss of $(0.04) per diluted share during the second quarter of 2018, based on approximately 6.1 million weighted average shares outstanding, compared to a net income of $0.15 per diluted share for the second quarter of 2017, based on approximately 6.0 million weighted average shares outstanding. For the six months ended June 30, 2018 and 2017, net income was $2,086, or $0.27 per diluted share and $1,167, or $0.20 per diluted share, respectively.

Balance Sheet / Investment Portfolio Highlights

At June 30, 2018, the Company held cash, cash equivalents and investments with a carrying value of $106.2 million. As of June 30, 2018, the Company’s investment in fixed maturities issued by the U.S. Government, government agencies and high-quality corporate issuers, including short-term investments, comprised approximately 92% of the investment portfolio.

DEFINITION OF NON-U.S. GAAP FINANCIAL MEASURES

The Company assesses its results of operations using certain non-U.S. GAAP financial measures, in addition to U.S. GAAP financial measures. These non-U.S. GAAP financial measures are defined below. The Company believes these non-U.S. GAAP financial measures provide useful information to investors and others in understanding and evaluating its operating performance in the same manner as management does.

The non-U.S. GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, any financial measures prepared in accordance with U.S. GAAP. The Company’s non-U.S. GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how the Company defines its non-U.S. GAAP financial measures.

1347 Property Insurance Holdings, Inc.	Page 5
August 14, 2018

The Company analyzes performance based on ratios common in the insurance industry such as loss ratio, expense ratio and combined ratio. The Company’s ratios are calculated as shown in the following table.

Ratio	Numerator	Divisor
Ceded ratio	Ceded premium earned minus ceded losses and loss adjustment expenses	Gross premium earned
Gross loss ratio	Gross losses and loss adjustment expenses	Gross premium earned
DPAC ratio	Amortization of deferred policy acquisition costs	Gross premium earned
G&A ratio	General and administrative expenses	Gross premium earned
Net loss ratio	Net losses and loss adjustment expenses	Net premium earned
Net expense ratio	Deferred policy acquisition costs plus general and administrative expenses	Net premium earned

The gross combined ratio is calculated as the sum of the ceded ratio, gross loss ratio, DPAC ratio, and G&A ratio. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio. A combined ratio below 100% demonstrates underwriting profit whereas a combined ratio over 100% demonstrates an underwriting loss.

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a specialized property and casualty insurance holding company incorporated in Delaware. The Company provides property and casualty insurance in Louisiana and Texas through its wholly-owned subsidiary Maison Insurance Company (“Maison”). Maison was recently licensed in the State of Florida and began covering risks in the state via the assumption of policies from Citizens Property Insurance Corporation of Florida on December 19, 2017. The Company’s insurance offerings for customers currently include homeowners, wind and hail only, manufactured home and dwelling fire policies.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “indicate,” “intend,” “may,” “might,” “outlook,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” “will,” “would,” “will be,” “will continue,” “will likely result” or the negative thereof or other variations thereon or comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates, and projections. While we believe these to be reasonable, such forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Management cautions that the forward-looking statements in this press release are not guarantees of future performance, and we cannot assume that such statements will be realized or the forward-looking events and circumstances will occur. Factors that might cause such a difference include, without limitation: our limited operating history as a publicly traded company; our ability to obtain market share; our ability to access capital; changes in economic, business and industry conditions; legal, regulatory and tax developments; our ability to comply with regulations imposed by the states of Louisiana, Texas and Florida and the other states where we may do business in the future; Maison’s ability to meet minimum capital and surplus requirements; our ability to participate in take-out programs; our ability to expand our business to other states; the level of demand for our coverage and the incidence of catastrophic events related to our coverage; our ability to compete with other insurance companies; inadequate loss and loss adjustment expense reserves; effects of emerging claim and coverage issues; the failure of third party adjusters to properly evaluate claims or the failure of our claims handling administrator to pay claims fairly; investment losses; climate change and increasing occurrences of weather-related events; increased litigation in the insurance industry; non-availability of reinsurance; our ability to recover amounts due from reinsurers; the accuracy of models used to predict future losses; failure of risk mitigation strategies and/or loss limitation methods; Maison’s failure to maintain certain rating levels; our ability to establish and maintain an effective system of internal controls; the impact of our status as an “emerging growth company”; conflicts of interest between us and KFSI and its affiliates or between us and FGI and its affiliates; different interests of controlling stockholders; failure of our information technology systems, data breaches and cyber-attacks; the ability of our third-party policy administrator to properly handle our policy administration process; the requirements of being a public company; the success of our acquisition strategy; our ability to develop and implement new technologies; our ability to accurately price the risks that we underwrite; the amount of operating resources necessary to develop future new insurance policies; assumptions related to the rate at which our existing policies will renew; our status as an insurance holding company; the ability of our subsidiaries to pay dividends to us; our ability to attract and retain qualified personnel, including independent agents; the impact of tax reform; and restrictions imposed on our net operating loss carryforwards.

1347 Property Insurance Holdings, Inc.	Page 6
August 14, 2018

Our expectations may not be realized. If one of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. You are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof and do not necessarily reflect our outlook at any other point time. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect new information, future events or developments. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information

Additional information about 1347 Property Insurance Holding, Inc., including its Quarterly Report on Form 10-Q for the fiscal second quarter ended June 30, 2018 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, can be found at the U.S. Securities and Exchange Commission’s website at www.sec.gov, or at PIH’s corporate website: www.1347pih.com.

CONTACT:

1347 Property Insurance Holdings, Inc.

Douglas N. Raucy

Chief Executive Officer

(813) 579-6210 / draucy@maisonins.com

1347 Property Insurance Holdings, Inc.	Page 7
August 14, 2018

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

(in thousands, except share and per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenue:
Net premiums earned	$13,325	$8,228	$25,940	$16,400
Net investment income	449	284	827	452
Other income	509	411	1,056	788
Total revenue	14,283	8,923	27,823	17,640

Expenses:
Net losses and loss adjustment expenses	6,859	2,383	11,118	6,014
Amortization of deferred policy acquisition costs	3,617	2,590	6,912	5,112
General and administrative expenses	3,466	2,299	6,487	4,390
Accretion of discount on Series B Preferred Shares	–	91	33	183
Loss on repurchase of Series B Preferred Shares and Performance Shares	–	–	612	–
Total expenses	13,942	7,363	25,162	15,699

Income before income tax expense	341	1,560	2,661	1,941
Income tax expense	206	639	575	774
Net income	$135	$921	$2,086	$1,167

Net earnings (loss) per common share:
Basic	$(0.05)	$0.15	$0.28	$0.20
Diluted	$(0.04)	$0.15	$0.27	$0.20
Weighted average common shares outstanding:
Basic	5,984,766	5,956,766	5,984,766	5,956,766
Diluted	6,115,522	5,956,766	6,104,371	5,956,766

Consolidated Statements of Comprehensive Income (Loss)

Net income	$135	$921	$2,086	$1,167
Unrealized gains (losses) on investments available for sale, net of income taxes	(193)	14	(877)	69
Comprehensive income (loss)	$(58)	$935	$1,209	$1,236

1347 Property Insurance Holdings, Inc.	Page 8
August 14, 2018

1347 PROPERTY INSURANCE HOLDINGS INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30, 2018 (unaudited)	December 31, 2017
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $69,614 and $51,503, respectively)	$68,133	$51,122
Equity investments, at fair value (cost of $2,732 and $2,582, respectively)	2,847	2,707
Short-term investments, at cost	1,264	417
Other investments	3,246	945
Total investments	75,490	55,191
Cash and cash equivalents	30,695	23,575
Deferred policy acquisition costs, net	8,675	6,785
Premiums receivable, net of allowance for credit losses of $45 and $33, respectively	2,992	10,831
Ceded unearned premiums	6,280	3,655
Reinsurance recoverable on paid losses	6,897	1,952
Reinsurance recoverable on loss and loss adjustment expense reserves	6,867	8,971
Funds deposited with reinsured companies	762	2,250
Current income taxes recoverable	905	64
Deferred tax asset, net	325	70
Property and equipment, net	381	205
Other assets	1,180	888
Total assets	$141,449	$114,437

LIABILITIES
Loss and loss adjustment expense reserves	$13,817	$13,488
Unearned premium reserves	44,987	39,523
Ceded reinsurance premiums payable	9,335	5,532
Agency commissions payable	1,419	695
Premiums collected in advance	2,648	1,078
Funds held under reinsurance treaties	161	206
Current income taxes payable	–	–
Accounts payable and other accrued expenses	4,905	4,273
Series B Preferred Shares, $25.00 par value, zero and 120,000 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	–	2,840
Total liabilities	$77,272	$67,635

SHAREHOLDERS’ EQUITY
Series A Preferred Shares, $25.00 par value, 1,000,000 shares authorized, 700,000 and zero shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	$17,500	$–
Common stock, $0.001 par value; 10,000,000 shares authorized; 6,136,125 shares issued as of both periods; 5,984,766 shares outstanding as of both periods	6	6
Additional paid-in capital	46,138	47,064
Retained earnings	2,621	910
Accumulated other comprehensive loss, net of tax	(1,079)	(169)
	65,186	47,811
Less: treasury stock at cost; 151,359 shares for both periods	(1,009)	(1,009)
Total shareholders’ equity	64,177	46,802
Total liabilities and shareholders’ equity	$141,449	$114,437